As filed with the Securities and Exchange Commission on November 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GAINSCO, INC.

(Exact name of registrant as specified in its charter)

Texas	75-1617013
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3333 Lee Parkway, Suite 1200
Dallas, Texas	75219
(Address of principal executive offices)	(Zip Code)

GAINSCO, INC.

2005 Long-Term Incentive Compensation Plan

(Full title of the plan)

John S. Daniels

General Counsel

GAINSCO, INC.

3333 Lee Parkway, Suite 1200

Dallas, Texas  75219

(Name and address of agent for service)

(972) 629-4301

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2),	Proposed maximum offering price per share (3)(4)	Proposed maximum aggregate offering price (3)(4)	Amount of registration fee (4)
Common Stock ($0.10 par value per share)	8,080,000 Shares	$1.65	$13,332,000	$1,569.18

(1)                                  The securities to be registered include an aggregate 8,080,000 shares reserved for issuance under the GAINSCO, INC. Long-Term Incentive Compensation Plan, as amended (the “Plan”).

(2)                                  Pursuant to Rule 416, this registration statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(3)                                  Estimated solely for purpose of calculating the registration fee.

(4)                                  Calculated pursuant to Rule 457(c) and 457(h).  Accordingly, the price per share of common stock offered hereunder pursuant to the Plan is calculated to be $1.65, which is the average of the highest and lowest price per share of common stock on the American Stock Exchange on November 8, 2005.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this registration statement the following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”):

(1)           The Company’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2004.

(2)           The Company’s Amendment No. 1 to its Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2004, filed with the Commission on April 29, 2005.

(3)           The Company’s Annual Report on Form 11-K filed with the Commission for the fiscal year ended December 31, 2004.

(4)           The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

(5)           The Company’s Current Report on Form 8-K filed with the Commission on .January 24, 2005.*

(6)           The Company’s Current Report on Form 8-K filed with the Commission on February 11, 2005.

(7)           The Company’s Current Report on Form 8-K filed with the Commission on March 8, 2005.

(8)           The Company’s Current Report on Form 8-K filed with the Commission on March 15, 2005.*

(9)           The Company’s Current Report on Form 8-K filed with the Commission on May 9, 2005.

(10)         The Company’s Current Report on Form 8-K filed with the Commission on May 13, 2005.*

(11)         The Company’s Current Report on Form 8-K filed with the Commission on May 17, 2005.

(12)         The Company’s Current Report on Form 8-K filed with the Commission on July 19, 2005.

(13)         The Company’s Current Report on Form 8-K filed with the Commission on July 28, 2005.

(14)         The Company’s Current Report on Form 8-K filed with the Commission on August 12, 2005.*

(15)         The Company’s Current Report on Form 8-K filed with the Commission on August 15, 2005.

(16)         The Company’s Current Report on Form 8-K filed with the Commission on September 29, 2005.

(17)         The Company’s Current Report on Form 8-K filed with the Commission on October 6, 2005.

(18)         The Company’s Current Report on Form 8-K filed with the Commission on November 10, 2005.*

(19)         The description of the Common Stock of the Company set forth in the Registration Statement on Form 8-A12B, dated July 20, 2005, filed with the Commission, including any amendment or report filed for the purpose of updating such description.

*                                         Portions of these reports were furnished to the Commission under Item 2.02 (Results of Operations and Financial Condition) or Item 7.01 (Regulation FD Disclosure).  Pursuant to General Instruction B(2) and (6) of Form 8-K, the portions of these reports submitted under Items 2.02 and 7.01 are not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, and the Company is not subject to the liabilities of that section.  The Company is not incorporating by reference those portions of these reports that are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and it will not incorporate by reference those portions of future filings of reports on Form 8-K into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or into this registration statement that are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

Item 6.  Indemnification of Directors and Officers.

Article 2.02-1 of the Texas Business Corporation Act, as amended, authorizes the Company to indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in a threatened, pending, or completed action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the threatened, pending, or completed action, suit or proceeding.  The Company is required by Article 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by him in connection with a threatened, pending, or completed action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding.  Article 2.02-1 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the corporation’s articles of incorporation or any bylaw, agreement vote of shareholders or disinterested directors, or otherwise.  In particular, the Company’s Restated Articles of Incorporation, as amended, provide for the indemnification by the Company of its officers and directors to the fullest extent permitted by law.  The Company’s Bylaws require that it indemnify any director or officer against reasonable expenses he incurs in connection with a proceeding if it is determined that the person (i) conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity as the Company’s director or officer, that his conduct was in the Company’s best interests and, in all other cases, that his conduct was at least not opposed to the Company’s best interests, and (iii), in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  However, if the director or officer is found liable to the Company or is found liable on the basis that personal benefit was improperly received, the indemnification shall be limited to reasonable expenses actually incurred in connection with the proceeding.  Indemnification shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

The Bylaws generally require a determination that the person to be indemnified has satisfied the prescribed conduct and belief standards.  Such a determination must be made by a majority of directors who are not themselves then named defendants or respondents in the proceeding, by a special legal counsel selected by the Board of Directors or a committee thereof, or by shareholders in a vote that excludes the shares held by directors and officers who are named defendants or respondents in the proceeding.

The Bylaws further require the Company to pay or reimburse expenses incurred by a director or officer in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.  The Company must also advance reasonable expenses to a director or officer upon receipt of a good faith affirmation by him that he has met the standard of conduct necessary for indemnification and a written undertaking to repay such advances if it is ultimately determined that he has not met those requirements.  The Bylaws also authorize the Company to purchase and maintain insurance or make other arrangements on behalf of directors, officers, employees, and agents against or in respect of liabilities.

The Company maintains an insurance policy covering its officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been its directors or officers.

Item 8.  Exhibits.

(a)           Exhibits.

The following documents are filed as a part of this registration statement.

Exhibit	Description of Exhibit

4.1	GAINSCO, INC. 2005 Long-Term Incentive Compensation Plan

4.2	Form of Restricted Stock Incentive Agreement

4.3	Form of Restricted Stock Unit Incentive Agreement

5.1	Opinion of Jenkens & Gilchrist, a Professional Corporation

23.1	Consent of Jenkens & Gilchrist, a Professional Corporation (included in opinion filed as Exhibit 5.1 hereto)

23.2	Consent of KPMG LLP

24	Power of Attorney (included with signature page of this Registration Statement)

Item 9.  Undertakings.

A.            The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 9, 2005.

GAINSCO, INC.

By:	/s/ Glenn W. Anderson
Glenn W. Anderson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Glenn W. Anderson and Daniel J. Coots, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates included:

Name	Title	Date

/s/ Robert W. Stallings	Chairman of the Board	November 9, 2005
Robert W. Stallings

/s/ Joel C. Puckett	Vice Chairman of the Board	November 9, 2005
Joel C. Puckett

/s/ Glenn W. Anderson	President, Chief Executive Officer and Director	November 9, 2005
Glenn W. Anderson

/s/ Daniel J. Coots	Senior Vice President, Chief Financial	November 9, 2005
Daniel J. Coots	Officer and Chief Accounting Officer

/s/ Robert J. Boulware	Director	November 9, 2005
Robert J. Boulware

/s/ John C. Goff	Director	November 9, 2005
John C. Goff

/s/ Sam Rosen	Director	November 9, 2005
Sam Rosen

/s/ Harden H. Wiedemann	Director	November 9, 2005
Harden H. Wiedemann

/s/ John H. Williams	Director	November 9, 2005
John H. Williams

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1	GAINSCO, INC. 2005 Long-Term Incentive Compensation Plan

4.2	Form of Restricted Stock Incentive Agreement

4.3	Form of Restricted Stock Unit Incentive Agreement

5.1	Opinion of Jenkens & Gilchrist, a Professional Corporation

23.1	Consent of Jenkens & Gilchrist, a Professional Corporation (included in opinion filed as Exhibit 5.1 hereto)

23.2	Consent of KPMG LLP

24	Power of Attorney (included with signature page of this Registration Statement)